EXHIBIT 99.1
Contact
Douglas J. Hillman
727-461-3000

For Immediate Release

Aerosonic Reports Third Quarter Results

CLEARWATER, Fla. – December 15, 2008 - Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended October 31, 2008, with the United States Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	October 31, 2008	October 26, 2007	October 31, 2008	October 26, 2007
Revenues	2,915,000	$7,427,000	$15,528,000	$19,544,000
Net loss	$(992,000)	$(607,000)	$(1,462,000)	$(1,848,000)
Loss per share
Basic and diluted	$(0.28)	$(0.17)	$(0.41)	$(0.52)

For the fiscal quarter ended October 31, 2008, the Company reported revenues of approximately $2.9 million, a decrease of 61% as compared to revenues of approximately $7.4 million for the fiscal quarter ended October 26, 2007.  The decrease in revenues is primarily attributable to a fire on August 8, 2008, which damaged one of the buildings comprising its Clearwater, Florida facility. The building was primarily used for general storage and product testing, probes and sensor manufacturing, as well as for shipping and receiving. While the Company’s main operating facility was not damaged by the fire, production was affected through loss of staged incoming raw materials inventory and outgoing finished goods.  For the nine months ended October 31, 2008, the Company reported revenues of approximately $15.5 million, a decrease of 21% as compared to revenues of approximately $19.5 for the nine months ended October 26, 2007.

The Company reported a net loss for the quarter ended October 31, 2008 of approximately $992,000, or ($0.28) basic and diluted earnings per share, versus a net loss of approximately $607,000, or ($0.17) basic and diluted earnings per share for the quarter ended October 26, 2007.  The loss during the quarter was due to the necessary replacement of raw materials inventory and production assets lost in the fire, as well as the retooling and reengineering of production equipment in the unaffected main operating facility that was necessary to accommodate the production activities of the damaged building.  During the third quarter of fiscal year 2009, the Company’s insurer extended advances to the Company totaling $2,600,000. The Company’s insurance coverage additionally provides for business interruption recoveries. The Company has engaged the services of outside legal counsel and cost recovery specialists to assist with these recoveries. As a result, the total amounts recoverable from insurance have not been finalized.  For the nine months ended October 31, 2008, the Company incurred a net loss of approximately $1,462,000, or ($0.41) basic and diluted earnings per share, versus a net loss of approximately $1,848,000, or ($0.52) basic and diluted earnings per share for the nine months ended October 26, 2007.

“Our third quarter has proven to be a time of both challenge and opportunity for the Aerosonic team”, stated Douglas J. Hillman, CEO.  “On August 8, 2008, only one week into the new quarter, we suffered a devastating fire that directly affected almost all aspects of our manufacturing capability. Since that time, we have been working with the support of our customers and suppliers as a highly focused team to quickly ramp up our ability to build product.  Speed has been critically important, as most of our customers depend on Aerosonic to deliver product uniquely qualified for their aircraft.

Although the quarter’s financial numbers reflect the degree to which our production was hampered, I am pleased to report that we have now recovered more than 90% of our ability, prior to the fire, to support customers, and will soon complete our recovery.  Notwithstanding a full recovery, the Company is still presented with significant challenges in terms of reducing its losses from operations and maintaining adequate liquidity.  I’d like to personally thank our loyal customers for their help, which has ranged from substantial pre-payments to technical and supply chain support.  The Aerosonic team is dedicated to turning this difficult challenge into an opportunity to better serve our customers and stakeholders in the years to come.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Earlysville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.